FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-214446

August 7, 2018

WESTERN GAS PARTNERS, LP

Terms Applicable to the Senior Notes due 2028

Issuer:	Western Gas Partners, LP

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Pricing Date:	August 7, 2018

Settlement Date (T+2):	August 9, 2018

Net Proceeds Before Expenses:	$396,672,000

Maturity Date:	August 15, 2028

Principal Amount:	$400,000,000

Benchmark Treasury:	2.875% due May 15, 2028

Benchmark Treasury Price / Yield:	99-05+ / 2.973%

Spread to Benchmark Treasury:	T+180 bps

Yield to Maturity:	4.773%

Coupon:	4.750%

Public Offering Price:	99.818% of the principal amount

Optional Redemption:	Redeemable at any time before May 15, 2028 in an amount equal to the principal amount plus a make-whole premium, using a discount rate of T + 30 bps, plus accrued and unpaid interest. Redeemable at any time on or after May 15, 2028 in an amount equal to the principal amount plus accrued and unpaid interest.

Interest Payment Dates:	February 15 and August 15, beginning on February 15, 2019

CUSIP / ISIN:	958254 AK0 / US958254AK08

Expected Ratings (Moody’s / S&P / Fitch):*	Ba1 / BBB- / BBB-

Joint Book-Running Managers:

Wells Fargo Securities, LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

Scotia Capital (USA) Inc.

Co-Managers:	Capital One Securities, Inc. Morgan Stanley & Co. LLC TD Securities (USA) LLC SG Americas Securities, LLC

Terms Applicable to the Senior Notes due 2048

Issuer:	Western Gas Partners, LP

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Pricing Date:	August 7, 2018

Settlement Date (T+2):	August 9, 2018

Net Proceeds Before Expenses:	$343,129,500

Maturity Date:	August 15, 2048

Principal Amount:	$350,000,000

Benchmark Treasury:	3.000% due February 15, 2048

Benchmark Treasury Price / Yield:	97-19 / 3.125%

Spread to Benchmark Treasury:	T+245 bps

Yield to Maturity:	5.575%

Coupon:	5.500%

Public Offering Price:	98.912% of the principal amount

Optional Redemption:	Redeemable at any time before February 15, 2048 in an amount equal to the principal amount plus a make-whole premium, using a discount rate of T + 40 bps, plus accrued and unpaid interest. Redeemable at any time on or after February 15, 2048 in an amount equal to the principal amount plus accrued and unpaid interest.

Interest Payment Dates:	February 15 and August 15, beginning on February 15, 2019

CUSIP / ISIN:	958254 AL8 / US958254AL80

Expected Ratings (Moody’s / S&P / Fitch):*	Ba1 / BBB- / BBB-

Joint Book-Running Managers:

Wells Fargo Securities, LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Credit Suisse Securities (USA) LLC

Scotia Capital (USA) Inc.

Co-Managers:	Capital One Securities, Inc. Morgan Stanley & Co. LLC TD Securities (USA) LLC SG Americas Securities, LLC

After giving effect to the issuance and sale of the notes and the application of the net proceeds as set forth under “Use of Proceeds,” as of August 7, 2018, we would have been able to incur $1.5 billion of indebtedness under our revolving credit facility.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Wells Fargo Securities, LLC toll-free at 1-800-645-3751; PNC Capital Markets LLC toll-free at 1-855-881-0697; RBC Capital Markets, LLC toll-free at 1-866-375-6829; or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

This Pricing Supplement is qualified in its entirety by reference to the related preliminary prospectus supplement dated August 7, 2018 (the “Preliminary Prospectus Supplement”). The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.